Exhibit 2


                   SHAREHOLDER AGREEMENT, dated as of November 17, 1998, among FOILMARK, INC, a Delaware corporation ("Parent"), FOILMARK ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders")


           WHEREAS, Parent, Sub and Holopak Technologies, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger");

           WHEREAS, defined terms used herein and not elsewhere defined shall have the meaning ascribed to such terms in the Merger Agreement;

           WHEREAS, each Shareholder is the owner of the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule A hereto; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of Company Common Stock issuable upon the exercise of options to purchase Parent Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

           WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement;

           NOW, THEREFORE, to induce Parent and Sub to enter in to, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

           1. Representations and Warranties of the Shareholders. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

           (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Sub, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforcement may be limited by general equitable principles and bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally. Except for the expiration or termination of the waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings with the Securities and Exchange Commission and as set forth in Section 6.21 of the Holopak Disclosure Memorandum,




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neither the execution, delivery or performance of this Agreement by the
Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"),
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) knowingly violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statue, law, ordinance, regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

           (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Shareholder owns no shares of Company Common Stock other than such Shareholder's Shares and shares of Company Common Stock issuable upon the exercise of Company Stock Options.

           (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

           (d) Merger Agreement. The Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

           2. Covenants of the Shareholders. Each Shareholder, severally and not jointly, agrees as follows:

           (a) Until the earlier to occur of the Effective Time or the termination of Merger Agreement, the Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Parent or Sub (except for a transfer of Shares to a trust which unconditionally and irrevocably agrees to be bound by the terms of this Agreement with respect to the Shares being transferred), (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power of attorney or




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otherwise, with respect to the Shares except as provided herein or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

           (b) Until the Effective Time or termination of this Agreement in accordance with its terms, the Shareholder shall not, and the Shareholder shall use its reasonable best efforts to cause any of its investment bankers, financial advisers, attorneys, accountants or other representatives not to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposals which constitute, or may reasonably be expected to lead to, any Acquisition Transaction Proposal involving the Company or (ii) participate in any discussions or negotiations regarding any such Acquisition Transaction Proposal. Shareholder shall notify the Parent orally and in writing of any such proposals or inquiries relating to the purchase or acquisition of the Shares (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Shareholder shall, and shall use its reasonable best efforts to cause its investment bankers, financial advisors, attorneys, accountants or other representatives or agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction Proposal relating to the Company other than discussions or negotiations with the Parent.

           (c) During the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. During the period commencing on the date hereof and continuing until the first to occur (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares against
(i) any merger agreement or merger (other than the Merger Agreement and the Merger ), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Transaction Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other action involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would reasonably be expected to delay, postpone impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transaction contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

           (d) The holders of the Class A Common Stock of the Company shall cause such Class A Common Stock to be converted into shares of Company Common Stock prior to the record


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date for the Special Meeting of Shareholders of the Company to be convened for the purpose of approving the Merger.

           3. Fiduciary Duty. Notwithstanding the restrictions set forth in
Section 2(b) hereof, any person who is a director or officer of the Company may take such action in furtherance of the exercise of his fiduciary duties in his capacity as a director or officer with respect to the Company as opposed to with respect to taking action with respect to the direct or indirect ownership of any Shares, and no such action in furtherance of the exercise of fiduciary duties shall be deemed to be a breach of, or a violation of the restrictions set forth in Section 2(b) hereof and the Shareholders shall not have any liability hereunder for any such action in furtherance of the exercise of fiduciary duties by such person in his capacity as a director or officer of the Company.

           4. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 3. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act, if any).

           5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

           6. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger Agreement is terminated pursuant to Section 10.1(a), (d) or (e) thereof, (b) the Effective Time and (c) April 30, 1999.

           7. Stop Transfer. The Company agrees with and covenants to Parent and Sub that the Company shall not register the transfer of any certificate representing any Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.





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

           8.        General Provisions.

           (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

           (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

           (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

           (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery ) or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (i)       if to Parent or Sub, to

                     Foilmark, Inc.
                     Malcolm Hoyt Drive
                     Newburyport, MA 01950

                     Attention: Frank J. Olsen, Jr., Chairman and President

                     Telecopy No: (978) 463-8651

                     with a copy to:

                     Hinckley, Allen & Snyder
                     1500 Fleet Center
                     Providence, RI 02903

                     Attention:Stephen J. Carlotti, Esq.

                     Telecopy No: (401) 277-9600

                     and


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           (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto.

                     with a copy to:

                     Battle Fowler, LLP
                     75 East 55th Street
                     New York, NY  10022

                     Attention:  Carl A. de Brito, Esq.

                     Telecopy No:  (212) 856-7818

           (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

           (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

           (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

           9. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust



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whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

           10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitle to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in court of the United States located in the State of Delaware or any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.



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IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

                                      FOILMARK, INC.


                                       By: /s/ Frank J. Olsen, Jr.
                                           ---------------------------------
                                           Name:     Frank J. Olsen, Jr.
                                           Title:    Chairman and President


                                        FOILMARK ACQUISITION CORPORATION


                                       By: /s/ Frank J. Olsen, Jr.
                                           ---------------------------------
                                           Name:     Frank J. Olsen, Jr.
                                           Title:    Chairman and President


                                        SHAREHOLDERS


                                        /s/ Rober J. Simon
                                        -------------------------------------
                                        Name: Robert J. Simon


                                        BRADFORD VENTURE PARTNERS, L.P.

                                        By:  Bradford Associates,
                                             Its General Partner


                                        By:  /s/ Robert J. Simon
                                             ---------------------------------


                                        OVERSEAS PRIVATE INVESTOR PARTNERS

                                        By: Overseas Private Investors, Ltd.,
                                            Its General Partner


                                        By:  /s/ Robert J. Simon
                                             ---------------------------------


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                                          /s/ Brian Kelly
                                          ------------------------------------
                                          Name: Brian Kelly


                                          /s/ Michael s. Mathews
                                          ------------------------------------
                                          Name: Michael S. Mathews


                                          /s/ Harvey S. Share
                                          -----------------------------------
                                          Name:  Harvey S. Share


Acknowledged
as to Section 2(d) and 7

HOLOPAK TECHNOLOGIES, INC.

By:    /s/ James L. Rooney
       -------------------------------------
Title: President and Chief Executive Officer


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SCHEDULE A
---------------------
       NAME AND ADDRESS OF             NUMBER OF          NUMBER OF SHARES
           SHAREHOLDER                  SHARES          UNDERLYING OPTIONS1


Robert J. Simon                           17,880                 12,000
c/o Bradford Ventures, Ltd.
One Rockefeller Plaza
Suite 1722
New York, NY  10020

Bradford Venture Partners, L.P.           753,086
44 Nassau Street
Princeton, NJ 08542

Overseas Private Investor Partners        753,0862
Clarendon House
Church Street
Hamilton 5-31 Bermuda

James L. Rooney                           66,667                 66,667
1272 Camelot Lane
Lemont, IL  60439

Brian Kelly                                8,000                  8,000
c/o DelaFoil, Inc.
232 Shoemaker Road
Pottstown, PA 19464

Michael S. Mathews                        17,880                 12,000
193 Elm Road
Princeton, NJ 08540

Harvey S. Share                            2,000                  2,000
250 Ridgedale Avenue, Suite R6
Florham Park, NJ 07932

--------
1 These options have been included in the number of shares.

2 Class A Common Stock.


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